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                                                                       Exhibit 4







                             FIRST DATA CORPORATION
                              SALARY DEFERRAL PLAN
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                               TABLE OF CONTENTS
                               -----------------


ARTICLE I
Definitions.............................................     1

ARTICLE II
Administration..........................................     4

ARTICLE III
Participation...........................................     6

ARTICLE IV
Deferred Compensation Accounts..........................    10

ARTICLE V
Vesting.................................................    12

ARTICLE VI
Payment of Deferred Compensation
Withdrawals.............................................    12

ARTICLE VII
Amendment and Termination...............................    14

ARTICLE VIII
General Provisions......................................    14
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                                   ARTICLE I
                                   ---------

                                  Definitions
                                  -----------

As used in the Plan, unless the context requires otherwise, the following terms shall have the meanings hereinafter set forth:

1.1 "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

1.2 "Committee" means the Compensation Committee of the Board of Directors of the Company, as such committee is constituted from time to time, which administers the Plan in accordance with ARTICLE II hereof. If at any time no such Compensation Committee of the Board of Directors shall be in office, then the functions of the Committee shall be exercised by the Board of Directors.

1.3 "Company" means First Data Corporation, a Delaware corporation, and its successors and assigns.

1.4 "Deferred Compensation Account" means the account maintained under the Plan for a Participant for each Plan Year.

1.5 "Disability" means termination of a Participant's employment with the Employer by reason of total and permanent disability as determined by the Committee; provided,

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       that a Participant shall be considered to be totally and permanently disabled only if, as a result of bodily injury or disease, the Participant is prevented from engaging in any gainful occupation or employment for which he is reasonably suited by virtue of his education, capabilities, training and experience, and at such time is entitled to receive disability benefits under the Social Security Act.

1.6    "Effective Date" means December 15, 1992.

1.7 "Eligible Employee" means an officer or other key employee of the Employer, designated by the Committee as eligible to participate in the Plan.

1.8 "Employer" means the Company or any Subsidiary thereof which shall be designated by the Board of Directors and by the board of directors of the Subsidiary as a participating employer under the Plan.

1.9 "Hardship" means severe financial hardship resulting from an unanticipated emergency, including, but not limited to, illness or accident involving the Participant or his dependents, or other severe hardship.

1.10 "Installments" means substantially equal installments payable annually as of the date chosen and as of the anniversary thereof in each succeeding year over a period certain not longer than 15 years.

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1.11   "Interest Equivalents" on the amount credited to an Interest Equivalents
       Account shall have the meaning set forth in Section 4.3 hereof.

1.12 "Interest Equivalents Account" means that portion (or all) of a Deferred Compensation Account for a Plan Year, which the Participant elects to be credited with Interest Equivalents under the Plan.

1.13 "Participant" for any Plan Year means an Eligible Employee who elects to participate in the Plan in accordance with ARTICLE III hereof.

1.14 "Plan" means the First Data Corporation Salary Deferral Plan, as set forth herein and as hereafter amended from time to time.

1.15 "Plan Year" means the calendar year beginning on the Effective Date and each succeeding calendar year thereafter in which the Plan remains in effect.

1.16 "Retirement" means a Participant's retirement from employment with the Employer under the provisions of an approved retirement program of the Company or a Subsidiary (or such other plan as may be approved by the Committee, in its sole discretion, for this purpose).

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1.17   "Separation from Service" means termination of a Participant's employment with the Employer by reason of Retirement, Disability, death or otherwise.

1.18 "Subsidiary" means any corporation at least fifty percent (50%) of the voting rights, value or securities of which is owned or controlled, directly or indirectly, by the Company.

The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural, unless a different meaning is plainly required by the context.

                                  ARTICLE II
                                  ----------

                                Administration
                                --------------

2.1 The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to select the Eligible Employees under the Plan, to determine the terms and conditions of the salary deferrals under the Plan, and to prescribe the form of the instruments relating to the salary deferrals under the Plan.

2.2 Subject to the limitations of the Plan, the Committee shall be authorized to interpret the Plan, to establish, rescind and amend the rules for the administration of the Plan and the transaction of its business, and to make any other determinations which it

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       believes necessary or advisable for the administration of the Plan. The
       Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan shall be final and conclusive. The Company, and the Employer and the Participant involved in any controversy under the Plan, and any successors in interest thereof and any and all other persons claiming under or through any of them, shall be conclusively bound by such decision.

2.3 Any act which the Plan authorizes or requires the Committee to do may be done only by a majority of its members in office, except that the members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do. The action of such majority, expressed from time to time by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

2.4 The Committee may employ or retain agents to perform such clerical, accounting, and other services as they may deem necessary or desirable in carrying out the provisions of the Plan.

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2.5    The Company shall indemnify and hold harmless each member of the
       Committee against all expenses and liabilities arising out of membership on the Committee, excepting only expenses and liabilities arising from his own gross negligence or willful misconduct (as determined by the Board of Directors), or as expressly provided by statute.


                                  ARTICLE III
                                  -----------

                                 Participation
                                 -------------

3.1(a) Prior to the Effective Date, each Eligible Employee may elect to participate in the Plan for the Plan Year commencing on the Effective Date by written notice to the Committee on a form furnished by it. Subject to the provisions of Section 3.2 hereof, in order to participate in the Plan each such Eligible Employee must elect in such notice to defer part or all of his Salary and/or bonuses otherwise payable or attributable to such Plan Year.

   (b) Prior to the first day of each Plan Year beginning after the Effective Date or at such other date as the Committee shall determine, each Eligible Employee may elect to participate in the Plan for such Plan Year by written notice to the Committee on a form furnished by it. Subject to the provisions of Section 3.2 hereof, in order to participate in the Plan each such Eligible Employee must elect in such notice to defer part or all of his Salary and/or bonuses for such Plan Year.

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   (c) Notwithstanding the provisions of Section 3.1(a) and (b) hereof, an
       Eligible Employee who is first employed by the Employer during any Plan Year may elect to participate in the Plan for such Plan Year by written notice to the Committee (on a form furnished by it) not later than 30 days after his date of employment. Subject to the provisions of Section
       3.2 hereof, in order to participate in the Plan the Eligible Employee must elect in such notice to defer part or all of his Salary or bonuses for such Plan Year.

   (d) Notwithstanding the other provisions of this Section 3.1, upon application of a Participant and approval thereof by the Committee, the Participant may at any time during a Plan Year revoke, by reason of Hardship, his election to participate in the Plan for such Plan Year. Upon such revocation, any amount credited to his Deferred Compensation Account for such Plan Year, minus any previously credited Income Equivalents thereon (which shall be forfeited), shall be paid to him as soon as practicable thereafter.

3.2(a) The election for any Plan Year pursuant to Section 3.1 hereof may defer any specified dollar amount out of the Participant's Salary and/or any specified percentages of the Participant's Salary and/or bonuses, unless otherwise determined by the Committee in its sole discretion.

   (b) Notwithstanding the provisions of Section 3.2(a) hereof:

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       (i)  the minimum amount which may be deferred by a Participant for any
            Plan Year is $5,000, unless otherwise determined by the Committee in its sole discretion; and

       (ii) the maximum amount which may be deferred by a Participant for any Plan Year is 100% of his Salary and bonuses for such Plan Year, unless otherwise determined by the Committee in its sole discretion; provided, however, that if notified by his Employer that it is necessary, a Participant shall make prompt payment to his Employer of any and all amounts required for maintenance of benefit plans coverage and of other required amounts.

   (c) In the event that

       (i) a Participant's election to participate for any Plan Year does not result in a deferral of at least the minimum amount determined under
            Section 3.2(b)(i) hereof or

       (ii) a Participant's Separation from Service occurs prior to the end of any Plan Year,

       his election to participate in the Plan for such Plan Year shall be deemed revoked and any amount credited to his Deferred Compensation Account for such Plan Year, minus (for Separation from Service occurring other than by reason of death, Disability or Retirement) any previously credited Interest Equivalents for such Plan Year shall be

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       paid to him (or the legal representatives of his estate) as soon as practicable thereafter, unless otherwise determined by the Committee in its sole discretion.

3.3 The amount which the Participant elected to defer under Section 3.1 hereof shall be withheld from his Salary and/or bonuses in accordance with such rules and procedures as shall be established by the Committee.

3.4 Notwithstanding anything to the contrary contained herein, a Participant may elect irrevocably, on a form to be provided by the Committee therefore, at any time prior to April 15, 1993 to defer all or any portion of his or her Salary that would otherwise have been paid to such Participant after May 15, 1993 but prior to January 1, 1994. An election under this Section 3.4 shall be permissible only if the aggregate amount of compensation deferred under this election and under any previous election with respect to 1993 income results in a deferral of compensation that meets the minimum amount requirements of the Plan.

3.5(a) Notwithstanding anything to the contrary contained herein, any employee of the Company who was a participant in the American Express Salary Deferral Plan ( the "American Express Plan") and who is entitled to a payment from the American Express Company under the American Express Plan during the 1994 calendar year shall be permitted to participate in the Deferred Plan in accordance with the provisions of this Section 3.5 and
       Section 4.4 of the Deferred Plan.

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       Each employee permitted to participate in the Deferred Plan under Section
       3.5(a) of the Deferred Plan may elect, prior to December 31, 1993, to defer all or any portion of his or her Salary and/or bonuses for the Plan Year commencing January 1, 1994 up to the amount such employee shall receive during such Plan Year as a payment from the American Express Plan by filing a written notice with the Committee on a form furnished by it for this purpose on which such employee shall specify the percentage or dollar amount of Salary and/or bonuses to be deferred, and shall indicate such employee's election for payment of such deferred amounts consistent with the requirements of Article VI of the Deferred Plan.


                                  ARTICLE IV
                                  ----------

                        Deferred Compensation Accounts
                        ------------------------------

4.1 The Committee shall establish and maintain a Deferred Compensation Account for each Participant for each Plan Year commencing on and after the Effective Date.

4.2 The Committee shall cause to be credited to each Participant's Deferred Compensation Account for each calendar quarter of a Plan Year (i) the amount or amounts which he elected to defer in accordance with Section
       3.1 hereof, as of the effective date of deferral, and (ii) such additional amounts of Interest Equivalents as may be credited to the Deferred Compensation Account until the date or dates of payment, the availability

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       and the terms and conditions of which are to be determined by the
       Committee in its sole discretion.

4.3 Interest Equivalents shall be credited on amounts credited to the applicable portion, if any, of each Deferred Compensation Account as of the last day of each Plan Year from the effective date of deferral to the day as of which such amounts are distributed to the Participant, as follows:

       at an annual rate equal to the average two-year U.S. Treasury Bill rate for the 60-day period ending on December 31 immediately prior to the applicable Plan Year, and such Interest Equivalents shall be compounded quarterly commencing with the first day of each calendar quarter of each Plan Year provided, however, that if a distribution of a lump sum is made under Section 6.2 hereof, no Interest Equivalents shall be credited to the Participant's Deferred Compensation Accounts after the last day of the calendar quarter in which his Separation from Service occurred, and provided further that if Section 3.2(c) hereof is applicable, no Interest Equivalents shall be credited to the Participant's Deferred Compensation Account for the applicable Plan Year.

4.4    Any employee permitted to participate in the Deferred Plan under Section
       3.5 shall have a separate Deferred Compensation Account which shall be credited with the amounts such employee defers under Section 3.5. Notwithstanding anything to the contrary contained herein, the Deferred Compensation Account maintained under this

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Section 4.4 shall be (A) credited with Interest Equivalents as of the last day of each calendar quarter from the effective date of the deferral to the day as of which such amounts are distributed to the employee equal to the greater of
(a) the Interest Equivalents which would be credited under Section 4.3 of the Deferred Plan or (b) the Interest Equivalents that would have been credited under the American Express Plan and (B) otherwise be subject to the provisions of the Deferred Plan.


                                   ARTICLE V
                                   ---------

                                    Vesting
                                    -------

5.1 Except as otherwise provided herein, a Participant shall have a fully vested interest in his Deferred Compensation Account for any Plan Year at all times.


                                  ARTICLE VI
                                  ----------

                       Payment of Deferred Compensation
                       --------------------------------

6.1 At the time an Eligible Employee elects to become a Participant for any Plan Year, he shall also elect in writing to the Committee on a form furnished by it, to have his Deferred Compensation Account for such Plan Year paid in a lump sum or in Installments commencing as of a date or an event occurring not earlier than the fifth anniversary of the last day of the applicable Plan Year, unless otherwise determined by the Committee in its sole discretion.

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6.2    Subject to the provisions of Section 3.2(c), following a Participant's
       Separation from Service or such other date as the Participant shall have elected, the amount credited to his Deferred Compensation Account for each Plan Year shall be paid to him (or the legal representatives of his estate, in the case of his death) in accordance with his election under
       Section 6.1(a) hereof; provided, however, that if a Participant's Separation from Service occurs other than by reason of Retirement, Disability or death, payment of the amount credited to his Deferred Compensation Account for all Plan Years shall be made in a lump sum as soon as practicable following his Separation from Service.

6.3 Upon application of any Participant and upon approval thereof by the Committee, the Participant may withdraw, by reason of Hardship, part or all of his Deferred Compensation Account for any or all Plan Years, subject to the provisions of Section 3.1(d) hereof.

6.4 For the purpose of this ARTICLE VI, the amount credited to a Participant's Deferred Compensation Account as of any date shall mean the amount initially credited to such account under Section 4.2 hereof, as of the last day of the applicable month, plus Interest Equivalents credited thereon as determined in accordance with Section 4.3 hereof from such date to the date in question, reduced by the amount of any prior

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

       withdrawals or installment payments made to the Participant (or the legal representatives of his estate).

6.5 The Employer shall deduct and withhold from any payments under the Plan any federal, state, local or foreign income or other taxes which the Committee determines are required to be deducted or withheld pursuant to the laws of any jurisdiction whatsoever. The Employer shall not be required to make any payments under the Plan to the legal representatives of the estate of a Participant until such legal representatives shall have furnished evidence satisfactory to the Committee of the payment or the provision for the payment of all estate, transfer, inheritance and other taxes, if any, which may be payable with respect thereto.


                                  ARTICLE VII
                                  -----------

                           Amendment and Termination
                           -------------------------

7.1 The Committee may, at any time and from time to time modify or amend any or all of the provisions of the Plan or may at any time terminate the Plan.


                                 ARTICLE VIII
                                 ------------

                              General Provisions
                              ------------------

8.1 If a Subsidiary of the Company wishes to participate in the Plan and its participation shall have been approved by the Board of Directors, the board of directors of the Subsidiary

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       shall adopt a resolution in form and substance satisfactory to the
       Committee authorizing participation by the Subsidiary in the Plan with respect to its employees. A Subsidiary participating in the Plan may cease to be a participating employer at any time by action of the Board of Directors or by action of the board of directors of such Subsidiary, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the Subsidiary's board of directors taking such action. If the participation in the Plan of a Subsidiary shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Board of Directors.

8.2 No Participant or Eligible Employee shall have any right to any payment or benefit hereunder except to the extent provided in the Plan.

8.3 The employment rights of any Participant or Eligible Employee shall not be enlarged, guaranteed or affected by reason of any of the provisions of the Plan. The Employer shall have the right to dismiss any Participant or Eligible Employee at any time with or without cause, and without liability for the effect which such dismissal might have upon him as a Participant or Eligible Employee under the Plan.

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8.4    A Participant's rights to payments under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of any Participant under the Plan shall be subject to any obligation or liability of such Participant. In the event that any Participant under the Plan becomes bankrupt or attempts to assign or transfer any such payment or a part thereof, then all such payments due him shall cease, and, in that event, the Employer shall hold and apply the same to or for his benefit or that of his spouse, children, or other dependents, or any of them, in such manner and in such proportions as the Committee may deem proper, in its sole discretion.

8.5 If the Committee determines that any person whom a payment is due hereunder is unable to care for his affairs because of illness, accident, imprisonment, minority or other incapacity, the Committee shall have the power to cause the payments becoming due to such person to be made to another for the benefit of the minor or incompetent, without responsibility of the Company, the Employer or the Committee to see to the application of such payment, unless claim prior to such payment is made therefore by a duly appointed guardian, committee or other legal representative. Payments made pursuant to such power shall operate as a complete discharge of the Company, the Employer, the Committee and each member of the Committee of all liability under the Plan therefore.

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8.6    The provisions of this Plan shall be binding upon each Participant as a consequence of his election to participate in the Plan, the Company and the Employer, and their respective heirs, executors, administrators, successors and assigns.

8.7 Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Committee on a form furnished by it, or to such representative as may be designated by it for such purpose, and shall be deemed to have been made or given on the date received by the Committee or its representative.

8.8 By accepting any benefits under the Plan, each Participant and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken or not taken or decision made under the Plan by the Company, the Employer, the Board of Directors or the Committee.

8.9 The Plan shall be unfunded and all payments under the Plan shall be payable out of the general assets of the Employer. The Employer shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amount under the Plan. The obligation of any Employer under the Plan to make payments when due is merely contractual and no amount credited to a Deferred Compensation Account of a Participant on the books of any Employer shall

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

       be deemed to be held in a trust, escrow or similar fiduciary capacity for such Participant or for his legal representatives. Any property held or acquired by any Employer specifically for use under the Plan or otherwise shall, unless and until transferred in accordance with the terms and conditions of the Plan, be and at all times remain the property of such Employer, irrespective of whether such securities or other property shall at all times be and remain available for any corporate purpose. Rights to payments under the Plan shall be neither subordinate to nor superior to the claims of the Employer's general unsecured creditors.

8.10 The proportionate share of the costs and expenses of the Plan to be borne by the Company and the Employers shall be determined each Plan Year by the Committee in its sole discretion.

8.11 The validity of the Plan or of any of its provisions, and all actions taken under the Plan, shall be determined under, and construed according to, the laws of the State of Nebraska.

8.12 The invalidity or unenforceability of any one or more provisions of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

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

8.13 Notwithstanding anything in the Plan to the contrary, neither the Company nor any of the other Employers nor any of their affiliates nor their respective officers, directors, employees or agents, shall have any liability to any Participant or Eligible Employee (or his heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any entity controlling, controlled by, or under common control with the Company, notwithstanding the fact that any such action or inaction in any way whatsoever may adversely affect amounts which are accrued, credited or payable or any other rights or benefits of a Participant or Eligible Employees (or his heirs) under the Plan.

8.14   Claims. If, pursuant to the provisions of the Plan, the Committee denies
       ------
       the claim of the Participant for benefits under the Plan, the Committee shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

       (a)  the specific reasons for such denial;

       (b) the specific reference to the Plan provisions on which the denial is based;

       (c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

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

       (d) an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

       The Participant whose claim for benefit has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefore and the specific Plan reference on which it is based.

8.15   Liabilities and Obligations Attributable to the American Express
       ----------------------------------------------------------------
       Salary/Bonus Deferral Plans. The liabilities and obligations of the
       ---------------------------
       Company attributable to Plan Participant deferrals under the American Express Salary/Bonus Deferral Plans (the "AMEX Plans") which are carried on the books of the Company or its predecessor and shall be administered under the Plan in accordance with the terms and provisions of the Plan notwithstanding anything in the AMEX Plans to the contrary.

                                       20